Exhibit 21.1
Subsidiaries of FX Real Estate and Entertainment Inc.
FX Luxury Realty, LLC (Delaware)
RH1, LLC (Nevada)
Flag Luxury Riv, LLC (Delaware)
BP Parent, LLC (Delaware)
Metroflag BP, LLC (Nevada)
Metroflag Cable, LLC (Nevada)